EXHIBIT 5.1

April 19, 2017

Lightwave Logic, Inc.

1831 Lefthand Circle, Suite C

Longmont, Colorado 80501

Re:

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration statement on Form S-1 (the “Registration Statement”) filed by Lightwave Logic, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for the registration of up to 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) which may be sold and issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to a purchase agreement between Lincoln Park and the Company, dated as of January 29, 2016 (the “Purchase Agreement”), and which may be resold by Lincoln Park.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the securities, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Lightwave Logic, Inc.

April 19, 2017

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Purchase Agreement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.